UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 29, 2009

UNITED STATES NATURAL GAS FUND, LP
(Exact name of registrant as specified in its charter)

Delaware	001-33096	20-5576760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code	(510) 522-3336

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On July 27, 2009, the Commodity Futures Trading Commission (“CFTC”) announced its determination that the Henry Financial LD1 Fixed Price Contract (“LD1 Contract”) traded on the Intercontinentalexchange, Inc. (“ICE”), performs a significant price discovery function, thus subjecting the LD1 Contract and ICE to CFTC regulatory and reporting requirements.

Also on July 27, 2009, the United States Natural Gas Fund, LP (“UNG”) was notified by the ICE of the CFTC’s determination that the LD1 Contract is a Significant Price Discovery Contract and the designation of the ICE as a self regulatory authority of a designated contract market.  Additionally, ICE indicated it is in the process of promulgating rules to administer position and accountability limits on the LD1 Contract. Prior to these recent announcements, the LD1 Contract did not have any position or accountability limits.

UNG is endeavoring to reduce its positions to comply with new limits placed by ICE on holdings in the LD1 Contract, the anticipated position and accountability limits to be placed on this contract by ICE, and, to the extent required, the position and accountability limits currently imposed by the New York Mercantile Exchange, Inc. (“NYMEX”) on its natural gas futures contract, UNG’s benchmark futures contract, and other related NYMEX natural gas futures contracts.  The NYMEX futures contracts and the LD1 Contract, the economic equivalent of UNG’s benchmark futures contract, have to date provided the best means for UNG to meet its investment objective of tracking percentage changes in the price of the benchmark futures contract.  However, UNG has been forced to consider other investment alternatives in order to avoid violating these new limits and to avoid regulatory action.

UNG may use alternative investments to meet its investment objective, including total return over the counter swaps that are intended to provide the economic equivalent of the return from ownership of the benchmark futures contract.  However, to the extent it is unable to invest in the benchmark futures contract or other investments that mimic the return on ownership of this contract, as disclosed in its prospectus, UNG may invest in other investments that provide a return that differs from that of owning the benchmark futures contract and this may adversely affect UNG’s ability to meet its investment objective.  In addition, limitations on UNG’s ability to purchase investments that best meet its investment objectives may be exacerbated by the issuance of additional units, if the level of its investments has caused it to become subject to position or other limits, requiring it to purchase other investments that are less likely to meet the fund’s investment objectives.

UNG continues to pursue available investment alternatives that both meet its investment objectives and comply with applicable legal and regulatory requirements. As provided in the prospectus, if UNG’s general partner determines that UNG cannot meet its investment objective by investing in the available investment alternatives, it may reject requests for the issuance of additional units in the fund until such time as it determines that appropriate investments are available.

At present, no new units of the fund are available to be issued and purchased through the creation basket process, though a registration statement for the offering of such units has been filed with the SEC.  Due to the very recent changes introduced by ICE and the CFTC, management cannot determine at this time if, in the event that the registration statement was declared effective immediately, UNG could in fact permit the normal creation process to commence again. Among the possibilities is that 1) UNG will be able to permit unlimited creation activity when new units become available, 2) UNG would be able to provide only limited amounts of creation activity, or 3) at the time the new registration statement is declared effective, the management of UNG would determine that it could not allow any level of new creation activity to commence for some period of time. Since management is not able at this time to make any such determinations, management intends to make another filing at the time it will re-commence issuance of units through creation baskets indicating if it is permitting unlimited or limited amounts of creation activity. Alternatively, if UNG will not permit creation activity to resume at the time the registration statement is declared effective, management intends to make a filing indicating that is the case.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES NATURAL GAS FUND, LP

	By:	United States Commodity Funds LLC, its general partner
Date: July 29, 2009	By:	/s/ Howard Mah
	Name:	Howard Mah
	Title:	Chief Financial Officer